Exhibit 10.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
dated as of July 13, 2009,
between
OSCIENT PHARMACEUTICALS CORPORATION
as Seller,
and
CORNERSTONE BIOPHARMA, INC.
as Buyer

List of Schedules

Schedule 1.1.1	Trademarks
Schedule 1.1.6	Assigned Contract, Additional Assigned Contracts and Cure Amounts
Schedule 1.1.8	NDA, INDs, and Foreign Regulatory Filings
Schedule 3.8	Legal Proceedings; Orders

List of Exhibits

Exhibit 1.4.3	Joint Escrow Instructions
Exhibit 5.3(a)	Bill of Sale
Exhibit 5.3(b)	Assumption and Assignment Agreement

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 13, 2009, between Oscient Pharmaceuticals Corporation, a Massachusetts corporation (“Seller”), and Cornerstone BioPharma, Inc., a Nevada corporation (“Buyer”).
     WHEREAS, Seller expects to file a petition under Title 11, United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”) commencing a case under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”) shortly after the execution of this Agreement;
     WHEREAS, Seller (as successor in interest to Genesoft Pharmaceuticals, Inc.) holds a license with LG Life Sciences, Ltd. (“LGLS”) dated as of October 22, 2002 (as amended, the “License”) to develop and commercialize gemifloxacin (the “Active Ingredient”), a compound marketed by Seller under the trademark FACTIVE for the five-day treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia (the “Product”); and
     WHEREAS, Buyer desires to purchase from Seller the License and substantially all of the assets of Seller related to the Product free and clear of liens, claims, and encumbrances pursuant to section 363(f) of the Bankruptcy Code and to assume only certain specified liabilities of Seller related thereto, all on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Purchase and Sale of the Purchased Assets.
     1.1. Assets Being Sold to Buyer. Seller agrees to sell and assign to Buyer free and clear of all Liens (as hereinafter defined) (other than liabilities that Buyer will assume pursuant to Section 1.3), and Buyer agrees to purchase at the Closing (as hereinafter defined) and thereafter as provided herein, all of Seller’s right, title and interest in, to and under the following assets other than Excluded Assets (as hereinafter defined) (collectively, the “Purchased Assets”) as the same exist on the date hereof and on the Closing Date (as hereafter defined) and any other delivery or assignment date:
     1.1.1. All rights to the name “FACTIVE” and all other registered and unregistered United States and foreign trademarks, trade names, service marks, trade dress, logos, designs, brand names and domain names and all related applications (“Trademarks”) related solely to the Product and the goodwill associated therewith, including without limitation the trademarks listed on Schedule 1.1.1 hereto;
     1.1.2. All customer, distributor, and supplier information, historical sales, marketing, and other information, historical profit and loss statements, and other financial records related solely to the Product (“Records”);

     1.1.3. Without limiting any other provision of this Section 1.1, all customer and supplier lists related solely to the Product, including without limitation mailing lists, warranty lists, and all related files and data bases;
     1.1.4. All rights in the website content and domain name http://www.factive.com and any intellectual property related thereto, but excluding any Seller Trade Dress (as hereinafter defined);
     1.1.5. All inventory of Seller usable or salable in the ordinary course of business (whether raw materials, work-in-process, or finished goods) related solely to the Product, together with related packaging materials, product samples, and all rights of Seller to acquire inventory in the possession or control of third parties, including inventory of the Active Ingredient in the possession or control of Patheon Inc. (“Inventory”), provided that (a) Buyer and Seller shall meet at least two business days prior to the Closing Date contemplated by this Agreement to identify usable or salable Active Ingredient and (b) Seller may sell to any third party any Active Ingredient that Buyer has identified as not usable or salable;
     1.1.6. All rights of Seller under (a) the License (the “Assigned Contract”) and (b) licenses, contracts, and agreements related solely to the Product listed on Schedule 1.1.6 hereto that Buyer shall elect to have Seller assume and assign to Buyer by notice to Seller in writing before the Sale Hearing Date, it being agreed that Seller will make all necessary motions and take any other appropriate actions in the Bankruptcy Case to cause any such contract or agreement to be assigned to Buyer (“Additional Assigned Contracts”), provided that Buyer may withdraw such notice and direct Seller to reject any Additional Assigned Contract at any time prior to the date of entry of an order of the Bankruptcy Court authorizing and directing assumption and assignment of such Additional Assigned Contract;
     1.1.7. All training, educational, and promotional materials related solely to the Product, including without limitation advertising designs and copy, signs, videotapes, brochures, infomercials, product literature, trade displays, posters and banners, and any copyrights related thereto;
     1.1.8. The United States new drug application covering the Product, including any supplements, amendments, or modifications thereto, or divisions thereof (the “NDA”), submitted to or required by the United States Food and Drug Administration (the “FDA”), Investigational New Drug Applications (“INDs”) Nos. 53-908 and 60-132, and the foreign regulatory filings described on Schedule 1.1.8 hereto, including all records and data related thereto in Seller’s possession or control;
     1.1.9. All claims, judgments, choses in action or rights related solely to the Product, including for past, present or future (a) infringement of patents licensed pursuant to the License or infringement or dilution of any Trademarks licensed pursuant to the License related solely to the Product, or (b) injury to the goodwill associated with any Trademark or trademark registration licensed pursuant to the License related solely to the Product (“Assigned Causes of Action”). Notwithstanding

the foregoing, claims and causes of action pursuant to §§542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code shall not constitute Assigned Causes of Action.
     1.2. Excluded Assets. The Purchased Assets shall not include any other assets of Seller, including, but not limited to, the following (collectively, the “Excluded Assets”):
     1.2.1. All cash, cash equivalents, and securities on hand as of the Closing, wherever located, including, without limitation, in accounts, lock boxes, and other similar accounts (whether maintained at a bank, savings and loan, or other financial institution);
     1.2.2. All income tax refunds or other tax refunds;
     1.2.3. All claims or causes of action (including pursuant to §§542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code), other than Assigned Causes of Action;
     1.2.4. All contracts not related solely to the Product or not assumed by Buyer pursuant to Section 1.1.6;
     1.2.5. All accounts receivable (including accounts receivable related to the Product), intercompany claims, general intangibles, prepaid expenses, deposits, and other current assets of Seller;
     1.2.6. All insurance policies and related claims and all proceeds of insurance policies or related claims;
     1.2.7. All fixtures, furniture, and equipment, including office equipment, telephone systems and computers, furniture, fixtures and leasehold improvements, office supplies, and personal property not related to the Product, and other physical assets of Seller not related to the Product;
     1.2.8. All Active Ingredient that, pursuant to Section 1.1.5, Buyer has identified as not usable or salable.
     1.2.9. Antara® and all assets related solely to Antara®;
     1.2.10. Ramoplanin and all assets related solely to Ramoplanin; and
     1.2.11. Any economic interest in drug discovery or genomics alliances of Seller.
     1.3. Assumption of Certain Liabilities. At the Closing, or on the date of assumption and assignment in the case of contracts designated for assumption and assignment pursuant to Section 1.1.6 for which Bankruptcy Court approval has not been obtained prior to the Closing Date, Buyer will assume only the following liabilities of Seller relating to the Purchased Assets (the “Assumed Liabilities”). Except as specifically described in this Section 1.3, Buyer shall not assume any liability or obligation of Seller whatsoever, whether or not any such liability or obligation pertains to the Purchased Assets. Without limiting the foregoing, Buyer shall not assume any liability for contract rejection damage claims for contracts that are not assumed by Buyer.
     1.3.1. Buyer shall assume, under section 365(b)(1)(A) of the Bankruptcy Code, all payment or performance obligations and related liabilities that arise after the Closing under the Assigned Contract and Additional Assigned Contracts.
     1.3.2. Buyer shall assume any cure obligations with respect to the Assigned Contract and Additional Assigned Contracts as provided herein, provided that Buyer, in its sole discretion, may as provided herein elect to delete any contract from the designated list of Additional Assigned Contracts to be assigned to Buyer and, in that event, shall not assume any cure obligations in respect of such contract.
     1.3.3. Buyer shall assume all obligations of Seller with respect to shipments of the Product that are returned on or after the Closing Date.
     1.4. Purchase Price. The consideration for the Purchased Assets (the “Purchase Price”) shall be (a) a cash payment of Five Million Dollars ($5,000,000) plus the Inventory Purchase Price (as defined below) (the “Closing Date Payment”), (b) the Purchase Royalty Payments (as defined below), and (c) the assumption of the Assumed Liabilities. In accordance with Section 2.2, at the Closing, the Buyer shall deliver the Assumption and Assignment Agreement (as hereinafter defined) and deliver the Closing Date Payment by (i) the delivery of Four Million Five Hundred Thousand Dollars ($4,500,000) plus the Inventory Purchase Price by wire transfer of immediately available funds, or in such manner or form as may be mutually satisfactory; and (ii) the delivery by the Escrow Agent (as hereinafter defined) to Seller of the Deposit (as hereinafter defined).
     1.4.1. Inventory Purchase Price. At least two business days prior to the Closing Date, representatives of Seller and Buyer shall meet to determine mutually in good faith the number of units held as inventory by or on behalf of Seller of (a) the Active Ingredient in the possession or control of Patheon Inc. that can be or is in the process of being manufactured into the finished product form of the Product (“Finished Product”) that Buyer elects to purchase pursuant to Section 1.1.5; (b) samples of Finished Product (in quantities usable in the ordinary course of business) with at least 180 days of remaining shelf life from the Closing Date; and (c) all inventory of Finished Product with at least 18 months of remaining shelf life from the Closing Date (collectively, the “Closing Inventories”). The purchase price for the Closing Inventories will be the aggregate of (i) the actual per unit purchase cost to Seller (i.e., without overhead allocation) for each unit of each type of Closing Inventories, multiplied by (ii) the number of units of each type of Closing Inventories (the “Inventory Purchase Price”). To the extent that there are any material differences in the amount of Closing Inventories as of the Closing Date from the amount determined prior to the Closing Date, as determined mutually in good faith by representatives of Seller and Buyer, the Seller and Buyer agree to make an appropriate adjustment payable promptly following the Closing Date.

     1.4.2. Purchase Royalty Payments.
1.4.2.1.	From and after the Closing, Buyer shall pay to Seller a royalty (the “Purchase Royalty Payments”) in an amount equal to fifteen percent of (i) the gross amount invoiced for sales of the Product by Buyer or its affiliates (or their licensees or sublicensees) to any person other than Buyer or its affiliates (or their licensees or sublicensees), less (ii) the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated and to the extent such deductions are consistent with generally accepted accounting principles in the United States and normal practice in the ordinary course of business in connection with the sale of the Product: (a) any invoiced freight, postage, shipping, insurance and other transportation charges; (b) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs, or customs duties paid by Buyer and other governmental charges imposed on the sale of the Product; (c) rebates, chargebacks, or allowances (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (d) trade, cash, quantity, or case discounts; (e) allowances, price adjustments, or credits to customers, not in excess of the selling price of the Product, on account of governmental requirements, damaged Product, rejection, outdating, recalls, or return of the Product; (f) Product vouchers and/or coupons used for promotion; and (g) royalties payable to LGLS with respect to Net Sales as such term is defined under the License (“Adjusted Net Sales”).

1.4.2.2.	Buyer shall deliver to Seller, within 45 days after the end of each calendar quarter, reasonably detailed written accountings of Adjusted Net Sales that are subject to Purchase Royalty Payments due to Seller for such calendar quarter. When Buyer delivers such reports to Seller, Buyer shall also deliver Purchase Royalty Payments due to Seller hereunder for such calendar quarter.

1.4.2.3.	Buyer shall keep, and shall require its affiliates (and their licensees and sublicensees) to keep, complete and accurate records of Adjusted Net Sales on which Purchase Royalty Payments are due hereunder. For the purpose of verifying Purchase Royalty Payments due to Seller hereunder, Seller shall have the right no more than once annually, at Seller’s expense, to retain an independent certified public accountant selected by Seller and reasonably acceptable to Buyer to review such records in the location or locations such records are maintained by Buyer and its affiliates (and their licencees and sublicensees) upon reasonable notice during regular business hours and upon execution of a confidential disclosure agreement with Buyer in customary form. Each such review shall be limited to the records covering the time period of 24 months prior to such review. The results of such review shall be made available to both Buyer and Seller. If the review reflects an underpayment of royalties to Seller, Buyer shall promptly remit such underpayment to Seller, together with interest at the overnight London Interbank Offered Rate published by the British Bankers’ Association plus two percent. If the underpayment of royalties is equal to or greater than five percent of the Purchase Royalty Payments due with respect to the period reviewed, then Buyer shall pay all of the costs of such review. If there is an overpayment by Buyer for the period reviewed, then Buyer may offset the overpayment amount against future Purchase Royalty Payments, or, if Buyer is not obligated to make any future payments to Seller, then Seller shall promptly remit such overpayment to Buyer.

1.4.2.4.	Buyer’s obligation to make Purchase Royalty Payments pursuant to Section 1.4.2 shall commence on the Closing Date and shall continue with respect to Adjusted Net Sales through the fifth anniversary of the Closing Date.
     1.4.3. Deposit. On the date hereof, Buyer shall make a cash deposit of $500,000 (the “Deposit”) by wire transfer to Ropes & Gray LLP (the “Escrow Agent”) to be held in a non-interest bearing escrow account in accordance with the joint escrow instructions attached hereto as Exhibit 1.4.3 and to be applied to the Closing Date Payment, subject to the terms and conditions therein. Buyer and Seller consent to the terms of these joint escrow instructions and agree to be bound thereby.
     1.4.4. Allocation of Purchase Price. The Purchase Price will be allocated to the Purchased Assets as reasonably determined by Buyer within 30 days after the Closing Date, provided that the allocation of the Purchase Price to Inventory shall equal the Inventory Purchase Price, and Buyer shall promptly notify Seller of such allocation. In any event, such allocation shall be in accordance with accounting principles generally accepted in the United States. Seller agrees that such allocation shall be binding for tax reporting purposes.
     1.5. Assigned Contract; Cure Payments. In connection with the Assigned Contract, Buyer shall pay any cure payments related to liabilities that arise prior to the Closing that are required to be paid in connection with such assumption and assignment. Seller has set forth a description of the nature and amount of such cure payments expected to be required as of the Closing on Schedule 1.1.6 hereto. As provided in the Assumption and Assignment Order, the assumption and assignment of the Assigned Contract shall occur simultaneously at the Closing hereunder.
     1.6. Additional Assigned Contracts; Cure Payments. In connection with any Additional Assigned Contracts, Buyer shall pay any cure payments related to liabilities that arise prior to the date of assumption and assignment of such Additional Assigned Contract that are required to be paid in connection with such assumption and assignment. Seller has set forth a description of the nature and amount of such cure payments expected to be required in connection with such assumption and assignment on Schedule 1.1.6 hereto.
     1.7. Further Assurances. Each of the parties hereto, before, at, and after the Closing, upon the request from time to time of the other party hereto and without further consideration, will do each and every reasonable act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Purchased Assets, including without limitation: executing, acknowledging, and delivering assurances, assignments, powers of attorney, and other documents and instruments; obtaining the approval of the Bankruptcy Court as promptly as practicable for the consummation of the transactions contemplated hereby; obtaining any third party consents necessary to transfer any Purchased Assets; furnishing information and copies of documents, books, and records; filing reports, returns, applications, filings, and other documents and instruments with Governmental Bodies (as hereinafter defined); in the case of Seller, turning over to Buyer all mail and communications related to the Purchased Assets; and cooperating with the other party hereto (at such other party’s expense) in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested. If either party shall receive any payment that pursuant to this Agreement is the property of the other party, then the party receiving such payment shall promptly turn such payment over to the other party and until such time shall hold it in trust for the other party.
     2. Closing; Deliveries.
     2.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Ropes & Gray LLP, counsel to Seller, One International Place, Boston, Massachusetts at 10:00 a.m. on the first business day that is at least ten days after the date of entry of the Sale Order (as defined below) or such other date as may be mutually satisfactory to the parties, subject to satisfaction or waiver of the conditions set forth in Sections 5 and 6 hereof (the date of the Closing being the “Closing Date”).
     2.2. Deliveries at Closing. At the Closing, (i) Buyer shall make the Closing Date Payment, (ii) Seller shall deliver to Buyer the instruments of conveyance and other documents specified in Section 5, and (iii) Buyer shall deliver to Seller the instruments of conveyance and other documents specified in Section 6.
     2.3. Delivery of Purchased Assets by Seller. To the extent not already delivered to Buyer, as soon as practicable following the Closing (and no more than fifteen days thereafter unless otherwise mutually agreed by Seller and Buyer), Seller shall, at Buyer’s cost and expense, deliver to Buyer all Purchased Assets in physical possession of Seller and shall instruct all third parties that physically possess Purchased Assets to deliver such Purchased Assets to Buyer at Buyer’s cost and expense. Seller shall, at Seller’s cost and expense, continue to bear the risk of loss and maintain adequate insurance (or self-insurance) against loss associated with the Purchased Assets until they have been delivered to Buyer or its common carrier. With respect to Trademarks licensed pursuant to the License related solely to the Product owned by Seller, Seller shall instruct its trademark counsel to deliver the original files and all other records of Seller or its trademark counsel relating to the Trademarks to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., at the address provided in Section 9 of this Agreement, as soon as practicable following the Closing (and no more than fifteen days thereafter unless otherwise mutually agreed by Seller and Buyer). In addition, Seller shall destroy, without cost to Buyer, any Inventory not usable or salable in the ordinary course of business related solely to the Product (other than Active Ingredient that Buyer has identified as not usable or salable in accordance with Section 1.1.5) that is owned by Seller on the Closing Date and not delivered to Buyer pursuant to this Agreement.
     3. Representations of Seller. Seller represents and warrants to Buyer as follows:
     3.1. Due Incorporation, Authorization, and Good Standing. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Massachusetts, and, subject to the approval of the Bankruptcy Court, has the requisite corporate power and authority to enter into, execute, deliver, and perform this Agreement, any other agreements relating to the transactions contemplated hereby, and any instruments of transfer and conveyance (collectively, with this Agreement, the “Transaction Documents”) to which Seller is party, and to consummate all transactions contemplated hereby and thereby and has taken all corporate action required by law and its Articles of Organization and bylaws to authorize such execution, delivery, and performance. This Agreement is, and each of the other Transaction Documents to which Seller is a party will be, subject to the approval of the Bankruptcy Court and upon execution by a duly authorized officer of Seller at the Closing, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
     3.2. No Violation or Approval. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which Seller will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, Seller’s Articles of Organization, bylaws, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, or any order, judgment, decree, rule, or regulation of any federal, state, local, or foreign government or any court, administrative or regulatory agency or commission, or other governmental authority or agency having jurisdiction over it or its properties (“Governmental Body”). Except for the approval of the Bankruptcy Court and filings to be made on or after the Closing Date in connection with the Closing, no consent, approval, order, or authorization of, or declaration or filing with, any Governmental Body is required of, and has not been obtained or made by, Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     3.3. Title to Assets. Seller has good title to all the Purchased Assets and at the Closing will transfer the Purchased Assets to Buyer pursuant to section 363 of the Bankruptcy Code free and clear of all liens, claims, encumbrances (“Liens”). Subject to Bankruptcy Court approval, Seller has the complete and unrestricted power and right to transfer the Purchased Assets to Buyer as contemplated by this Agreement.
     3.4. Brokers, Finders, Etc. Except for agreements with Broadpoint Capital, Inc., Seller has not entered into any brokerage or other agreement contemplating commissions or other payments payable upon sale of the Purchased Assets. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, or similar compensation.
     3.5. Trade Names and Trademarks. Listed on Schedule 1.1.1 are all Trademarks licensed by Seller related solely to the Product that are registered or as to which registrations are pending with the U.S. Patent and Trademark Office or any counterpart foreign trademark office.
     3.6. Patents. There are no patents or patent applications, relating solely to the Product, owned, licensed to, or otherwise controlled by Seller or, to Seller’s knowledge, any of its current or former employees or independent contractors other than the patents and patent applications licensed to Seller pursuant to the License.
     3.7. SEC Filings. All registration statements, forms, reports, certifications, and other documents filed by Seller with the Securities and Exchange Commission (the “SEC”) (the “Seller SEC Documents”) did not at the time they were filed contain any untrue statement of a material fact related to the Product or omit to state a material fact related to the Product required to be stated in such Seller SEC Documents or necessary in order to make the statements related to the Product in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading. Seller has notified Buyer of all events and circumstances that have occurred related to the Product, since Seller filed its last Annual Report on Form 10-K with the SEC through the date hereof, that would require disclosure on an Annual Report on Form 10-K or Quarterly Report on Form 10-Q if such report were required to be filed on the date hereof. Seller has made available to Buyer copies of all comment letters received by Seller from the staff of the SEC since January 1, 2007 and all responses to such comment letters by or on behalf of Seller that relate to disclosure regarding the Product. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC.
     3.8. Legal Proceedings; Orders. Except as set forth on Schedule 3.8 and except for the Bankruptcy Case and any other action, arbitration, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator (a “Proceeding”) that is not material, as of the date hereof, there is no pending Proceeding that has been commenced by or against the Seller (a) relating to the Purchased Assets or (b) that challenges, or that would have the effect of preventing, delaying, or making illegal, any of the transactions contemplated hereby. Except as set forth on Schedule 3.8, to Seller’s knowledge, as of the date hereof, there is no order issued by any Governmental Body related to the Product or to Seller’s business in connection with the Product.

     3.9. Customer Inventory. The level of inventory of the Product in the possession of each of Seller’s primary customers Cardinal and McKesson does not exceed the quantity equal to four times the average monthly unit volume of sales made by Seller to each such customer with respect to the Product (calculated over the immediately preceding twelve months), as evidenced by a recent inventory report supplied by each such customer to Seller (the “Inventory Reports”).
     3.10. Disclaimer. Buyer acknowledges and agrees that, except as expressly provided in this Agreement, the sale of the Purchased Assets shall be “as is and where is” and Seller makes no, and hereby disclaims any, representation or warranty to Buyer with respect to the Purchased Assets or the transactions contemplated hereby, including, without limitation, any warranty of merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, Seller makes no representation or warranty, express or implied, as to the validity or utility of the Purchased Assets, the status of any issued patents or registered trademarks or any applications for patents or trademarks, whether the Trademarks or any other intellectual property or any use thereof infringes on the rights of others, or whether any license agreements or contracts (other than the License at the Closing) are assignable. Further, there is no warranty as to the condition of any tangible assets constituting Purchased Assets.
     4. Representations of Buyer. Buyer represents and warrants to Seller as follows:
     4.1. Due Incorporation, Authorization, and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to enter into, execute, deliver, and perform this Agreement and the other Transaction Documents to which Buyer is a party and to consummate all transactions contemplated hereby and thereby and has taken all action required by law and its Articles of Incorporation and bylaws to authorize such execution, delivery, and performance. This Agreement is, and each of the other Transaction Documents to which Buyer is a party, will, upon execution thereof by a duly authorized officer of Buyer at the Closing, be the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
     4.2. No Violation or Approval. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, Buyer’s Articles of Incorporation, bylaws, any statute applicable to it, or any order, judgment, decree, rule, or regulation of any Governmental Body. No consent, approval, order, or authorization of, or declaration or filing with, any Governmental Body is required of, and has not been obtained or made by, Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
     4.3. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder’s commission, fee, or similar compensation.

     5. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Buyer at or prior to the Closing:
     5.1. Representations and Warranties. The representations and warranties made by Seller in this Agreement (including the Exhibits and Schedules hereto) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).
     5.2. Seller’s Performance. All of the covenants and agreements that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
     5.3. Bill of Sale, Assignment and Assumption Agreement. Seller shall have executed and delivered a bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit 5.3(a) and an assignment and assumption agreement (“Assignment and Assumption Agreement”) in the form attached hereto as Exhibit 5.3(b) conveying to Buyer all of the Purchased Assets and transferring to Buyer the Assigned Contract.
     5.4. Domain Names. Seller shall have executed and delivered to Buyer appropriate assignment instruments for all domain names included in the Purchased Assets.
     5.5. Letter to FDA. Seller shall have delivered to Buyer a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the NDA and the INDs to Buyer, in a form reasonably satisfactory to Buyer.
     5.6. Letter to DDMAC. Seller shall have delivered to Buyer a letter from Seller to the FDA, Division of Drug Marketing, Advertising and Communication, duly executed by Seller, notifying of the transfer of the NDA and the INDs to Buyer.
     5.7. Bidding Procedures Order. The Bankruptcy Court shall have held a hearing (the “Bidding Procedures Hearing”) and shall have entered a final non-appealable order in the Bankruptcy Case approving procedures for solicitation and consideration by the Bankruptcy Court of bids from third parties for the Purchased Assets (the “Bidding Procedures Order”), which Bidding Procedures Order shall be in form and substance reasonably satisfactory to Seller and Buyer and shall provide, among other things, that:
     5.7.1. in the event that the Bankruptcy Court fails to approve (i) the Sale Motion (as hereinafter defined) or (ii) a sale to Buyer as provided hereunder and instead approves a sale of some or all of the Purchased Assets to an entity that has submitted a Counteroffer (as hereinafter defined), and such sale closes, Seller shall pay to Buyer, without further order of the Bankruptcy Court, the lesser of (a) $75,000 and (b) Buyer’s actual expenses incurred in connection with the transactions contemplated hereby, including expenses of counsel and other consultants (the “Expense Reimbursement”);

     5.7.2. in the event that the Bankruptcy Court fails to approve a sale to Buyer as provided hereunder and instead approves a sale of some or all of the Purchased Assets to an entity that has submitted a Counteroffer, and such sale closes, Seller shall pay to Buyer, without further order of the Bankruptcy Court, the lesser of (a) $100,000 and (b) 35% of the excess of the amount of (i) the Counteroffer over (ii) the Purchase Price plus $175,000 (the “Break-Up Fee”);
     5.7.3. if Buyer elects to participate in bidding at the Sale Hearing (as hereinafter defined), Buyer may credit the Expense Reimbursement and Break-Up Fee towards its bid;
     5.7.4. the initial bid at the Sale Hearing must be at a purchase price with a minimum cash component payable at closing of $5,275,000 plus the Inventory Purchase Price;
     5.7.5. each subsequent bid must be at least $100,000 greater than the preceding bid;
     5.7.6. each bidder must make a $500,000 cash deposit on the same terms as the Buyer as provided herein;
     5.7.7. each bid must be irrevocable until the closing of the sale;
     5.7.8. each bidder must demonstrate to Seller’s satisfaction in its reasonable discretion that the bidder is (a) financially able to consummate the transaction contemplated by such bid, which ability may be demonstrated by submission of current audited or unaudited financial statements or other reasonable evidence, or, if the bidder is an entity formed for the purpose of acquiring the Purchased Assets, current audited or unaudited financial statements or other reasonable evidence of the equity holders of the bidder, and (b) able to consummate the transaction on the date and on the terms contemplated by the asset purchase agreement submitted with such bid;
     5.7.9. the terms and conditions of each bid must be, in aggregate, not materially more burdensome to Seller than the terms and conditions contained herein as determined by Seller in its sole discretion exercised in good faith and cannot be conditioned on the outcome of unperformed due diligence by the bidder, material adverse change provisions, and/or obtaining financing; and
     5.7.10. Seller may not modify the foregoing procedures without further order of the Bankruptcy Court.
     5.8. Notice of Sale. Seller shall have served a copy of a notice of the sale and assumption and assignment of the Assigned Contract and Additional Assigned Contracts upon (i) the Office of the United States Trustee for the District of Massachusetts, Eastern Division; (ii) counsel to Paul Royalty Fund Holdings II, LP; (iii) the Indenture Trustees for the Seller’s Second Lien and Unsecured Notes, or their counsel; (iv) the creditors holding the 30 largest unsecured claims against the Seller’s estate; (v) all parties known to have asserted Liens against the

Purchased Assets; (vi) federal and state taxing authorities’ offices which have a reasonably known interest in the relief requested in the Bankruptcy Case; (vii) counsel to the Buyer; (viii) all entities reasonably known to have asserted any interest in or expressed an interest in a transaction with respect to the Purchased Assets within the last twelve months; (ix) all parties to the Assigned Contract and Additional Assigned Contracts; and (x) all parties who have filed notices of appearance requesting service of notice and pleadings and all other persons required to receive notice of the sale pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). Seller shall have filed a certificate of such service (the “Certificate of Service”) with the Bankruptcy Court in the Bankruptcy Case.
     5.9. Sale Order. The Bankruptcy Court shall have entered an order in the Bankruptcy Case in form and substance reasonably satisfactory to Seller and Buyer (i) approving the sale, transfer, assignment, and assumption, as appropriate, of the Purchased Assets to Buyer upon the terms and conditions set forth herein, free and clear of any and all Liens of any kind or nature whatsoever; (ii) providing that any and all valid Liens shall attach to the Purchase Price at Closing; and (iii) containing findings that all applicable notice and hearing requirements for the transactions contemplated hereby under the Bankruptcy Code, Bankruptcy Rules, and any local rules of the Bankruptcy Court have been satisfied, the transactions contemplated hereby are in the best interests of Seller’s estate and creditors in the Bankruptcy Case, and Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code (the “Sale Order”).
     5.10. Assumption and Assignment Order. The Bankruptcy Court shall have entered an order in the Bankruptcy Case independently or in conjunction with the Sale Order approving assumption of the Assigned Contract in accordance with section 365(b) of the Bankruptcy Code and assignment thereof to Buyer as of the Closing, which order shall provide that all defaults under the Assigned Contract shall have been cured and specify that the amount of all cure payments owed under the Assigned Contract that must be paid is no more than the lesser of (i) 10% or (ii) $100,000 greater than the amount set forth on Schedule 1.1.6 hereto (the “Assigned Contract Cure Limit”) (unless Seller has undertaken to, and does, pay or make provisions for payment of cure amounts in excess of the Assigned Contract Cure Limit at or prior to Closing), and otherwise be in form and substance acceptable to Seller and Buyer (the “Assumption and Assignment Order”). Buyer covenants and agrees to use commercially reasonable efforts to provide sufficient evidence of adequate assurance of future performance under the Assigned Contract to satisfy requirements under the Bankruptcy Code for assumption and assignment of the Assigned Contract.
     5.11. Final Orders. On the Closing Date, the Sale Order and the Assumption and Assignment Order shall be final orders which have not been rescinded, reversed, modified, or stayed, and shall be in full force and effect.
     5.12. Third Party Consents. Solely to the extent that the Sale Order is legally insufficient to transfer the Purchased Assets without consent of third parties, all consents, waivers, or approvals required to be obtained by Seller in order to transfer any Purchased Assets (other than the Additional Assigned Contracts) or consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect and in forms reasonably satisfactory to Buyer.

     5.13. Officer’s Certificate. There shall have been delivered to Buyer a certificate, dated the Closing Date and executed by Seller’s Chief Executive Officer or Chief Financial Officer on behalf of Seller, certifying as to the satisfaction of the conditions set forth in Sections 5.1 and 5.2 hereof.
     5.14. Secretary’s Certificate. There shall have been delivered to Buyer a certificate, dated the Closing Date and executed on behalf of Seller by Seller’s Secretary, certifying as to the accuracy of, and attaching copies of, Seller’s Articles of Organization, bylaws, and all resolutions of Seller’s Board of Directors approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.
     5.15. Certified Copies. There shall have been delivered to Buyer certified copies of the Sale Order, the Assumption and Assignment Order, and the Certificate of Service entered or filed in the Bankruptcy Case, as well as a certified copy of the docket of the Bankruptcy Case.
     5.16. No Injunction. There must not be in effect any applicable law, rule, or regulation or any injunction or other order issued by any Governmental Body that (a) prohibits consummation of any of the transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     5.17. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated hereby and by the other Transaction Documents shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received counterpart originals, or certified or other copies, of all documents, including without limitation records of corporate proceedings, that it may reasonably request in connection therewith.
     6. Conditions Precedent to Obligations of Seller. Seller’s obligations to sell the Purchased Assets to Buyer and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Seller at or prior to the Closing:
     6.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).
     6.2. Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.
     6.3. Payment Acknowledgment, Assignment and Assumption Agreement. Buyer shall have executed and delivered the Assignment and Assumption Agreement and shall have made the Closing Date Payment.
     6.4. Letter to FDA. Buyer shall have delivered to Seller a letter from Buyer to the FDA, duly executed by Buyer, assuming responsibility for the NDA and the INDs from Seller, in a form reasonably satisfactory to Seller.

     6.5. Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order and Assumption and Assignment Order, and such orders shall not have been rescinded, reversed, modified, or stayed, and shall be in full force and effect.
     6.6. Officer’s Certificate. There shall have been delivered to Seller a certificate, dated the Closing Date and executed by Buyer’s Chief Executive Officer or Chief Financial Officer on behalf of Buyer, certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof.
     6.7. Secretary’s Certificate. There shall have been delivered to Seller a certificate, dated the Closing Date and executed by Buyer’s Secretary on behalf of Buyer, certifying as to the accuracy of, and attaching copies of, Buyer’s Articles of Incorporation, bylaws, and all resolutions of Buyer’s Board of Directors approving the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.
     6.8. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated hereby and by the other Transaction Documents shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received counterpart originals, or certified or other copies, of all documents, including without limitation records of corporate proceedings, that it may reasonably request in connection therewith.
     7. Covenants of the Parties.
     7.1. Access to Premises, Information, and Contracting Parties.
     7.1.1. From and after the date hereof, through the Closing Date, Seller will permit Buyer and its authorized representatives to have reasonable access during normal operating hours to Records in possession of Seller that reasonably relate to the Product. In addition, prior to the Closing Date Seller will permit authorized representatives and professionals of Buyer reasonable access during normal operating hours to all management personnel, offices, and books and records of Seller related to the Product, and Buyer shall (at its expense) be permitted to make abstracts from, or copies of, all such books and records. Seller shall promptly deliver to Buyer all Inventory Reports received from Cardinal and McKesson and, promptly upon Buyer’s request from time to time, a report of all inventory shipped to Cardinal and McKesson since the date of the last Inventory Report delivered to Buyer for such customer. Seller shall reasonably cooperate with Buyer to assist Buyer to contact counterparties to Seller’s contracts related to the Product, including manufacturers, packagers, and licensors.
     7.1.2. From and after the Closing until the wind down of Seller’s business operations, each party agrees to cooperate with and to grant to each other party and their authorized representatives, during normal business hours, reasonable access to the other party’s management personnel and such other information and records relating to the Product and the Purchased Assets in their possession after the Closing and to permit copying or, where reasonably necessary, to furnish original documents relating to the Products and the Purchased Assets for the purposes of (i) any financial reporting or tax matters (including without limitation any financial and tax audits, tax contests, tax examination, preparation for any tax returns or financial records); (ii) any regulatory reporting matters; (iii) any investigation being conducted by any Governmental Body involving the Products, the Purchased Assets, or any individuals employed by Seller prior to the Closing Date; (iv) any claims or litigation involving either party, the Purchased Assets, or any individuals employed by Seller prior to the Closing Date; or (v) any similar or related matter. Each party shall use commercially reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 7.1.2 are conducted so as not to interfere with the normal and ordinary operation of the other party’s business. Each party acknowledges that the records and documents made available to such party pursuant to this Section 7.1.2 constitute Confidential Information of the releasing party that is subject to the provisions of Section 7.3 hereof.
     7.1.3. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of Seller pursuant to any applicable law, (ii) related to any of the specified purposes set forth in Section 7.1.2, or (iii) necessary or appropriate for Seller to perform and discharge all of its liabilities or obligations that do not constitute Assumed Liabilities; provided that Seller shall maintain such items in accordance with the provisions of Section 7.3 hereof.
     7.2. Preservation of Assets Prior to Transfer of Purchased Assets. Prior to the transfer of the Purchased Assets to Buyer, Seller will not (a) license, sell, lease, or otherwise dispose of or enter into any contract for the license, sale, lease, or other disposition of any Purchased Asset to any person or entity other than sales of the Product in the ordinary course of business; (b) amend, terminate, or modify any material contracts, licenses, registrations, or applications of or related to the Trademarks or the Product; or (c) allow the levels of Active Ingredient, samples of Finished Product, or Finished Product included in Inventory to vary materially from the levels customarily maintained. Seller will operate its business with respect to the Product in the usual, regular, and ordinary course of business in all material respects (it being understood that such usual, regular, and ordinary course may take into account the fact that the business is being operated while in bankruptcy and without a sales force marketing the Product).
     7.3. Confidential Information.
     7.3.1. Each party agrees that it will treat in confidence all documents, materials, and other information obtained (whether obtained before or after the date of this Agreement) regarding the other party during the course of the negotiations of the transactions contemplated hereby and the preparation of this Agreement, the Transaction Documents, and other related documents (“Confidential Information”). Confidential Information shall not be communicated to any third person (other than to each party’s respective counsel, accountants, financial advisors, and investors and other necessary parties on a “need to know” basis only). No party shall use any Confidential Information in any manner whatsoever except solely for the negotiations of the transactions contemplated hereby and the purposes of this Agreement; provided, however, that (a) the parties may disclose this Agreement and its terms as necessary to file the Sale Motion and related motions, to comply with the Bidding Procedures Order, the Sale Order, and related orders, and to market the Purchased Assets to other bidders, and (b) after the Closing, Buyer may use or disclose any Confidential Information included in the Purchased Assets. In the event that the transactions contemplated hereby are not consummated, each party will return all copies of Confidential Information to the other party. Notwithstanding the foregoing, the obligation of each party to treat Confidential Information in confidence shall not include any information which (a) is or becomes available to such party from a source other than the other party; (b) is or becomes available to the public other than as a result of disclosure by such party or its agents; (c) upon advice of counsel, is required to be disclosed under applicable law (including, without limitation, the Bankruptcy Code) or judicial process, but only to the extent it must be disclosed; or (d) is reasonably deemed necessary by such party to disclose to obtain any of the consents or approvals contemplated hereby.
     7.3.2. If the transactions contemplated hereby are consummated, (i) all Confidential Information relating solely to the Purchased Assets shall be deemed to be information received in confidence from Buyer, and not to already have been known by Seller, for purposes of this Section 7.3 and shall be held in confidence by Seller and its affiliates after the Closing Date pursuant to the requirements set forth in Section 7.3.1, and (ii) all Confidential Information relating in part to the Purchased Assets shall not be used by Seller or its affiliates to the detriment of Buyer and shall be maintained in confidence after the Closing Date by Seller and its affiliates in the same manner as Seller and its affiliates treat their other confidential information.
     7.4. Notification. Between the date of this Agreement and the Closing Date, Seller will respond to inquiries from Buyer concerning the status of the business and operations of Seller related to the Product and use commercially reasonable efforts to inform Buyer in writing within five business days after obtaining knowledge of (i) any events or circumstances that materially affect Seller’s business related to the Product or the Purchased Assets, or (ii) any breach in any material respect by Seller of any representation, warranty, covenant, or agreement hereunder.
     7.5. No Public Announcement. Except as provided herein, neither Seller nor Buyer shall, without the approval of the other, which approval shall not be unreasonably withheld, make any press release or other public announcement regarding the transactions contemplated by this Agreement, except as and to the extent that any such party is so obligated by applicable law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (i) implement the provisions of this Agreement; or (ii) comply with accounting obligations or applicable law (including, without limitation, the Bankruptcy Code) or judicial process.
     7.6. Use of Seller Trade Dress. As of the Closing Date, Seller (or its affiliate) hereby grants to Buyer and its affiliates, and Buyer hereby accepts, a non-exclusive, non-transferable, non-sublicensable, royalty-free license in the United States of America (including all territories, protectorates, the District of Columbia, and the Commonwealth of Puerto Rico) to use (i) the trademarks, tradenames, brands, corporate names, or similar items used by Seller or any of Seller’s affiliates, other than the Trademarks, and (ii) the layout, designs, and coloring used on the packaging of the Product to the extent used on other product packaging of Seller or any of Seller’s affiliates (collectively, the “Seller Trade Dress”), solely to the extent necessary to allow Buyer to (a) distribute the inventories of Finished Product and samples of Finished Product included in the Purchased Assets; (b) use the training, educational, and promotional materials included in the Purchased Assets; and (c) otherwise perform its obligations under this Agreement and the other Transaction Documents (the “Seller Trade Dress License”). Buyer acknowledges that the Seller Trade Dress License is being granted solely for transitional purposes and that Buyer shall use commercially reasonable efforts to cease its use of the Seller Trade Dress as quickly as is reasonably possible after the Closing Date. Notwithstanding the foregoing, the Seller Trade Dress License will terminate (i) with respect to training, educational, and promotional materials containing the Seller Trade Dress, 30 business days after the date upon which Buyer receives notice from the FDA that Buyer’s training, educational, and promotional materials for the Product that do not refer to the Seller Trade Dress have been pre-cleared by the FDA pursuant to 21 CFR 314 Subpart H, and (ii) with respect to packaging and labeling of the Product containing Seller Trade Dress, on the later of exhaustion of any Inventory labeled with Seller Trade Dress or six months following receipt by Buyer of labeling approval for the Product from the FDA.
     7.7. Product Responsibility.
     7.7.1. From and after the Closing, Buyer shall be responsible for (i) taking all actions, paying all fees, and conducting all communication with the appropriate Governmental Body required by applicable legal requirements in respect of the Product, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Body; (ii) taking all actions and conducting all communication with third parties in respect of the Product (whether sold before or after the Closing), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of the Product (whether sold before or after the Closing).
     7.7.2. Promptly after the Closing, Buyer and Seller shall cooperate to transfer responsibility to Buyer for the servicing of customer complaints, notifications of adverse drug experiences in respect of the Product, returns, and other customer issues, including contracts related to maintenance of toll-free customer service numbers.
     7.7.3. From and after the Closing until 30 days after the Closing Date, Seller shall promptly notify Buyer if Seller receives a complaint or a report of an adverse drug experience in respect of the Product. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Seller.

     7.7.4. From and after the Closing, Buyer shall be responsible for conducting, handling, or processing (i) all voluntary and involuntary recalls of units of Product, including recalls required by any Governmental Body, and (ii) all returns and credits with respect to the Product (except as provided in Section 7.7.5 below), in each case, regardless of whether such Product was sold before or after the Closing.
     7.7.5. From and after the Closing Date, Buyer shall be responsible for returned Product. From and after the Closing until 30 days after the Closing Date, Seller shall forward to Buyer any communications in respect of returned Product. Seller shall destroy returned product and any Inventory not usable or salable in the ordinary course of business (other than Active Ingredient that Buyer has identified as not usable or salable in accordance with Section 1.1.5) at Seller’s expense and in accordance with Seller’s customary practices.
     7.7.6. As soon as practicable following the Closing Date, Buyer shall institute appropriate procedures (including any appropriate procedures for tracking of lot number information) to ensure that the Product sold by or on behalf of Buyer can be distinguished from the Product sold by or on behalf of Seller.
     7.7.7. As soon as practicable following the Closing Date, Buyer will establish a new national drug code (“NDC”) number for the Product and thereafter shall cause such NDC number to be used on the labeling and packaging for Product manufactured after receipt of the new NDC number.
     7.8. Notification to Customers. Promptly following the Closing Date, Seller shall issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to be placed with Buyer and that all returns of Product are to be delivered to Buyer and shall be the responsibility of Buyer, and providing the appropriate contact information for Buyer’s personnel.
     8. Conduct of Auction and Closing of Sale.
     8.1. Sale Hearing, Competing Bids, Etc.
     8.1.1. Buyer acknowledges that in connection with the sale of the Purchased Assets, Seller shall have advertised to the public, in a commercially reasonable manner as required by the Bankruptcy Code and as shall be directed by the Bankruptcy Court in the Bidding Procedures Order, that the Purchased Assets are for sale and will be sold to the highest or best bidder at a hearing to be conducted in the Bankruptcy Case (the “Sale Hearing”). Buyer shall be entitled to submit further bids at the Sale Hearing, consistent with the terms herein, in the event that a higher or better offer than that reflected herein is received by Seller. In the event that the highest or best offer, as determined by the Bankruptcy Court, is submitted at the Sale Hearing by a purchaser other than Buyer, then Seller shall be entitled to close a sale pursuant to such other offer (or, if such other offer does not close, then pursuant to the next highest or best offer) and this Agreement shall be considered null and void; provided that the Deposit shall remain in escrow until the earlier of five days after the Sale Hearing and the closing date of the sale to a purchaser other than Buyer, after which it shall be returned to Buyer. In the event that a purchaser other than Buyer (for purposes of this sentence only, the “Alternate Purchaser”) is determined to have submitted the highest and best offer, and such offer does not timely close, Buyer agrees to purchase the Purchased Assets at the last offer submitted by Buyer at the Sale Hearing that was higher and better than any offer made by a third party bidder other than the Alternate Purchaser and otherwise upon the terms and conditions herein.
     8.1.2. Any counteroffer or bid for any of the Purchased Assets (a “Counteroffer”) shall comply with all of the following requirements, provided that Seller may, in its sole discretion, waive any requirements other than requirements specified in Section 5.7 hereof. Any such bid shall be:
8.1.2.1.	filed with the Bankruptcy Court on or before 12:00 noon on the third business day prior to the scheduled date of the Sale Hearing (the “Bidding Deadline”), with a copy delivered so that it is actually received by counsel for Seller, James M. Wilton, Ropes & Gray LLP, One International Place, Boston, MA 02110-2624, Telecopy: 617-951-7050 and counsel to Buyer, David B. Clement, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Post Office Box 2611, Raleigh, NC 27602-2611, Telecopy: 919-821-6800 before the Bidding Deadline;

8.1.2.2.	accompanied by (a) a cash deposit with counsel to Seller (to be received on or before the last business day prior to the scheduled date of the Sale Hearing) equal to $500,000, and (b) a duly executed, signed, detailed asset purchase agreement on terms in aggregate not materially more burdensome to Seller than provisions contained herein as determined by Seller in its sole discretion exercised in good faith, provided that (x) the bidder shall be substituted for Buyer and (y) the purchase price shall have a cash component payable at closing in an amount not less than $5,275,000 plus the Inventory Purchase Price; and

8.1.2.3.	accompanied by evidence of such bidder’s financial ability to consummate the transaction on the date and on the terms contemplated by the asset purchase agreement to the Seller’s satisfaction in its reasonable discretion, which ability may be demonstrated by submission of current audited or unaudited financial statements or other reasonable evidence, or, if the bidder is an entity formed for the purpose of acquiring the Purchased Assets, current audited or unaudited financial statements or other reasonable evidence of the equity holders of the bidder.

     8.2. Seller’s Motions in Bankruptcy Court. Within five business days after the date of commencement of the Bankruptcy Case (the “Petition Date”), Seller will move the Bankruptcy Court (i) to enter the Sale Order and the Bidding Procedures Order, (ii) to schedule the Bidding Procedures Hearing on a date no later than 30 days after the Petition Date, and (iii) to schedule the Sale Hearing on a date no later than 60 days following the filing of the motion to approve the Sale Order (the “Sale Motion”).
     8.3. Preparation for Closing. Each of the parties hereto agrees to use its good faith efforts to bring about the fulfillment of the conditions precedent contained in this Agreement, including without limitation the obtaining of all necessary consents, approvals, and waivers for the consummation of the transactions contemplated hereby.
     8.4. Cooperation. Buyer and Seller agree to cooperate with one another in good faith with respect to any discussions Buyer may have with any customers, vendors, former employees, or others having (or formerly having) business relationships with Seller with respect to the Product.
     8.5. Defense of Orders. Buyer, with cooperation of Seller, and at Buyer’s sole cost and expense, shall defend any appeal of the Sale Order and the Assumption and Assignment Order in the event that the Sale Order fails to provide for findings of Buyer’s good faith under section 363(m) of the Bankruptcy Code, Buyer has waived the requirement of this finding in the Sale Order as a condition to Closing, and the Closing has occurred as provided hereunder. In all other cases, Seller, with the cooperation of Buyer, shall defend any appeal of the Sale Order and the Assumption and Assignment Order in the event that the Closing has occurred as provided hereunder, and Buyer and Seller shall each pay one half of the cost of such defense.
     8.6. Additional Assigned Contracts. Seller will use its good faith efforts to obtain the entry of an order or orders of the Bankruptcy Court authorizing assumption and assignment of any Additional Assigned Contracts that are not covered by the Sale Order or Assumption and Assignment Order as soon after the Sale Hearing as is practicable, and Buyer shall be responsible for all costs associated with curing any and all defaults under such contracts required to be cured as a condition of Buyer’s assumption thereof.
     9. Notices. All notices, demands, consents or other communications which any party may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt if mailed by certified mail, return receipt requested, postage prepaid, (ii) one business day after prepaid deposit with a reputable overnight delivery service, or (iii) upon receipt if delivered by telecopy or email, the receipt by sender of telecopy confirmation or of recipient’s email acknowledgment of receipt being conclusive evidence of such receipt, in any case to the party to whom the same is so given or made at the address of such party as set forth below:

To Seller:	Oscient Pharmaceuticals Corporation
1000 Winter Street
Suite 2200
Waltham, MA 02451
Telecopier: (781) 893-9535

Email: srauscher@oscient.com
Attn: Stephen Rauscher

with a copy to	Ropes & Gray LLP
(which shall not	One International Place
constitute notice):	Boston, MA 02110
Telecopier: (617) 951-7050
Email: james.wilton@ropesgray.com
Attn: James M. Wilton, Esq.

To Buyer:	Cornerstone BioPharma, Inc.
1255 Crescent Green Drive
Suite 250
Cary, NC 27518
Telecopier: (919) 678-6599
Email: David.Price@crtx.com
Attn: David Price

with a copy to	Smith, Anderson, Blount, Dorsett,
(which shall not	Mitchell & Jernigan, L.L.P.
constitute notice):	2500 Wachovia Capitol Center
Post Office Box 2611
Raleigh, NC 27602-2611
Telecopier: (919) 821-6800
Email: dclement@smithlaw.com
Attn: David B. Clement
     10. Termination.
     10.1. Termination Events. This Agreement may be terminated by Buyer or Seller by giving written notice to the other party as follows:
     10.1.1. by Buyer at any time after five business days following the date hereof, if Seller has not commenced the Bankruptcy Case on or before such date;
     10.1.2. by Buyer at any time after five business days following the Petition Date, if Seller has not filed the Sale Motion with the Bankruptcy Court on or before such date;
     10.1.3. by Buyer or Seller at any time after 30 days following the Petition Date, if the Bidding Procedures Order is not entered on or before such date;
     10.1.4. by Buyer or Seller at any time after 55 days following the Petition Date, if the Sale Order has not been entered on or before such date;

     10.1.5. by Buyer at any time after three days following the entry of the Sale Order, if the Closing has not occurred for any reason other than Buyer’s material breach of its obligations hereunder; and
     10.1.6. by Seller if the Closing has not occurred as a result of Buyer’s material breach of its obligations hereunder.
     10.2. Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that (a) Seller shall be obligated to pay Buyer the Expense Reimbursement Fee and Break-Up Fee described in Sections 5.7.1 and 5.7.2, if applicable, and (b) the obligations in Sections 7.3, 7.5, 9, 11, 12, and 16, the joint escrow instructions, and Seller’s entitlement to the Deposit in the event of Buyer’s material breach of its obligations hereunder will survive.
     11. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement, the Transaction Documents, or the other documents referred to herein will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement, the Transaction Documents, or the other documents referred to herein can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Transaction Documents, or the other documents referred to herein.
     12. Entire Agreement and Modification. This Agreement, the Exhibits and Schedules hereto, the other Transaction Documents, and the other documents referred to herein comprise the entire agreement and understanding between the parties and supersede any prior written agreement or understanding and any prior or contemporaneous oral agreement or undertaking relating to the subject matter of this Agreement. This Agreement may not be amended or modified except by a written agreement duly executed by each of the parties hereto.
     13. Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of Seller and Buyer, including any successor trustee appointed in the Bankruptcy Case. This Agreement and any rights hereunder shall not be assigned, hypothecated, or otherwise transferred by any party hereto without the prior written consent of the other party hereto, provided that (a) Seller may assign its right to receive the Purchase Royalty Payments, and any associated rights to audit or review such Purchase Royalty Payments, without written consent of Buyer, provided, however, that Seller must provide prompt written notice to Buyer of any such assignment, and (b) Buyer may assign its rights hereunder to a subsidiary or affiliate of Buyer at Closing or thereafter, provided that no assignment by Buyer shall relieve Buyer of its obligations hereunder.
     14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, if all of the essential terms and conditions herein for each party remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, provided that all of the essential terms and conditions herein for each party remain in full force and effect.
     15. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     16. Governing Law; Bankruptcy Court Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction. The parties agree that the Bankruptcy Court shall retain exclusive jurisdiction to enforce the provisions of this Agreement, the Bidding Procedures Order, the Sale Order, and the Assumption and Assignment Order. With respect to the above jurisdiction, the parties expressly and irrevocably (a) consent and submit to the personal jurisdiction of such court in any such action or proceeding, (b) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, or forum non conveniens or any similar basis, and (c) waive all rights, if any, to trial by jury with respect to any such action or proceeding.
     17. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto, any legal or equitable right, remedy, or claim under or in respect of this Agreement, the Bidding Procedures Order, and the Assignment and Assumption Order or any provision contained herein or in any schedule or exhibit attached hereto.
     18. No Liability of Officers and Directors. The parties hereto acknowledge and agree that any individual executing this Agreement or any certificates or other documents contemplated by this Agreement on behalf of Buyer or Seller do so on behalf of such entities and not in their individual capacities. As such, no officer, director, employee, or agent of Buyer or Seller shall have any liability hereunder.
     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

     20. Headings. The headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

OSCIENT PHARMACEUTICALS CORPORATION
By:	/s/ Steven M. Rauscher
	Name:	Steven M. Rauscher
	Title:	President & CEO

Signature Page to FACTIVE Asset Purchase Agreement

CORNERSTONE BIOPHARMA, INC.
By:	/s/ David Price
	Name:	David Price
	Title:	Executive Vice President, Finance and CFO

Signature Page to FACTIVE Asset Purchase Agreement

EXHIBIT 1.4.3
JOINT ESCROW INSTRUCTIONS
     1. Establishment of Escrow Account. Pursuant to Section 1.4.3 of the attached Asset Purchase Agreement (the “Purchase Agreement”),1 Buyer shall deliver to Ropes & Gray LLP, as escrow agent (together with its successors, “Escrow Agent”) cash in the amount of Five Hundred Thousand Dollars ($500,000), which amount represents a portion of the Purchase Price as set forth in the Purchase Agreement. Such amount, together with all other amounts from time to time held by Escrow Agent pursuant to the terms hereof, are herein referred to as the “Escrow Funds.” Escrow Agent hereby agrees to hold the Escrow Funds in a non-interest bearing account with Citizens Bank (the “Escrow Account”) as provided in these Joint Escrow Instructions. The purpose of the Escrow Account is to provide a source from which any amounts which may become owing to Seller under the Purchase Agreement may be paid.
     2. Disposition of Escrow Funds. Escrow Agent will hold the Escrow Funds in its possession in the Escrow Account until authorized hereunder to deliver such Escrow Funds as follows:
     2.1. As provided in a joint written direction of Buyer and Seller;
     2.2. Not earlier than five days after receipt of, and as provided in, a written direction by Buyer or Seller following termination of the Purchase Agreement pursuant to Section 10 of the Purchase Agreement, provided, however, if the Bankruptcy Court has approved a sale of the Purchased Assets to a bidder other than Buyer, then Seller may hold the Escrow Funds until the earlier of the closing of the sale to such bidder or five days after the Sale Hearing; or
     2.3. As provided in an order of the Bankruptcy Court or other court of competent jurisdiction.
     3. Escrow Agent.
     3.1. Escrow Agent shall have no duties or responsibilities, including, without limitation, any duty to review or interpret the Purchase Agreement in its capacity as Escrow Agent, except those expressly set forth herein. Buyer acknowledges that Ropes & Gray LLP is counsel to Seller and agrees that Ropes & Gray LLP may continue to advise and represent Seller, including in connection with any dispute related to the Purchase Agreement or the Escrow Funds.
     3.2. If Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Buyer or Seller with respect to the Escrow Account, which, in its opinion, are in conflict with any of the provisions of these Joint Escrow Instructions, or if Buyer or Seller, for any reason, contests instructions delivered by the other with respect to the Escrow Account, Escrow Agent shall refrain from taking any action until it shall be directed otherwise in

[1]	Capitalized terms defined in the Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

a joint writing by Buyer and Seller or by order of the Bankruptcy Court or other court of competent jurisdiction. Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt, or other document reasonably believed by Escrow Agent to be signed by the proper party or parties. Promptly following receipt of any notices hereunder, with respect to disposition of Escrow Funds, Escrow Agent shall provide copies of such notices to the other party with interest in such Escrow Funds, provided that the Escrow Agent shall have no liability for failure to provide such notice except to the extent provided in Section 3.3 of these Joint Escrow Instructions.
     3.3. Escrow Agent shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct, and Escrow Agent shall have no duties to anyone except Buyer and Seller. Escrow Agent shall have no liability related to the selection of the financial institution in which the Escrow Funds are maintained.
     3.4. Escrow Agent may consult independent legal counsel in the event of any dispute or question as to the construction of these Joint Escrow Instructions, or Escrow Agent’s duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.
     3.5. In the event of any disagreement between Buyer and Seller or either of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Funds, Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing Escrow Agent shall not be or become liable for damages or interest to Buyer or Seller or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and Escrow Agent shall have been notified thereof in writing signed by Buyer and Seller. In the event of such disagreement, Escrow Agent in its discretion may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, if Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court in which the suit in interpleader was filed the Escrow Funds and any other property held hereunder. Each of Buyer and Seller agree to pay one-half of all out-of-pocket costs and expenses incurred by Escrow Agent in such action, including reasonable attorney’s fees (and Buyer and Seller agree that if its share of such costs have not previously been paid that such costs shall be paid from the Escrow Funds prior to the disbursement of such funds, but only if it is entitled to receive the Escrow Funds).
     3.6. Buyer and Seller hereby jointly and severally indemnify, defend, and hold Escrow Agent harmless from all losses, costs, and expenses that may be incurred by it as a result of its involvement in any arbitration or litigation arising from the performance of its duties hereunder, provided that such losses, costs, and expenses shall not have resulted from the bad faith, willful misconduct, or gross negligence of Escrow Agent. Solely as between Buyer and Seller, such indemnification shall be borne in equal proportions by Buyer and Seller. Such indemnification shall survive termination of the escrow arrangement established hereunder until extinguished by any applicable statute of limitations.
     3.7. Escrow Agent does not own or have any interest in the Escrow Account or the Escrow Funds but is serving as escrow holder only, having only possession thereof and agreeing to hold and distribute the Escrow Funds in accordance with the terms and conditions of these Joint Escrow Instructions. This paragraph shall survive notwithstanding any termination of these Joint Escrow Instructions or the resignation of Escrow Agent.
     3.8. Escrow Agent may at any time resign as such by delivering the Escrow Funds to (i) any banking corporation or trust company organized under the laws of the United States or of any state which corporation or company is jointly designated by the other parties hereto in writing as successor escrow agent and consents in writing to act as successor escrow agent or (ii) the Bankruptcy Court or any other court of competent jurisdiction; whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with these Joint Escrow Instructions. The resignation of the Escrow Agent will take effect on the earlier of (x) the appointment of a successor escrow agent by Buyer and Seller and delivery of the Escrow Funds to such successor escrow agent (or delivery of the Escrow Funds to the Bankruptcy Court or any other court of competent jurisdiction) or (y) the day that is 60 days after the date of delivery of its written notice of resignation to Buyer and Seller. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Funds until receipt of a designation of successor escrow agent, a joint written instruction as to disposition of the Escrow Funds by Buyer and Seller, or a final order of the Bankruptcy Court or any other court of competent jurisdiction mandating disposition of the Escrow Funds.

Acknowledged and Agreed:
Ropes & Gray LLP, Escrow Agent

By:	/s/ James M. Wilton

Name:	James M. Wilton

Title:	Partner

Oscient Pharmaceuticals Corp., Seller

By:	/s/ Steven M. Rauscher

Name:	Steven M. Rauscher

Title:	President & CEO

Cornerstone BioPharma, Inc., Buyer

By:	/s/ David Price

Name:	David Price

Title:	Executive Vice President, Finance and CFO

EXHIBIT 5.3(A)
BILL OF SALE

BILL OF SALE
     BILL OF SALE, made, executed and delivered on August ___, 2009, by OSCIENT PHARMACEUTICALS CORPORATION, a Massachusetts corporation (the “Seller”) to CORNERSTONE BIOPHARMA, INC., a Nevada corporation (“Buyer”).
W I T N E S S E T H:
     WHEREAS, the Seller and the Buyer are parties to that certain Asset Purchase Agreement dated July 13, 2009 by and between Buyer and Seller, which Asset Purchase Agreement was approved and supplemented or modified by a Sale Order (i) Approving and Authorizing Sale of Certain of Debtor’s Assets Free and Clear of any and all Liens, Claims, Encumbrances and Other Interests; (ii) Approving the Assumption and Assignment of Certain Executory Contracts; and (iii) Granting Related Relief issued by the United States Bankruptcy Court, District of Massachusetts (Eastern Division) (the “Court”) on ___ ___, 2009 (the “Sale Order,” and as so approved and supplemented or modified by the Sale Order and hearings of the Court, the “Agreement”), providing for, among other things, the transfer and sale to the Buyer of certain of the assets of the Seller all as more fully described in the Agreement for consideration of the Purchase Price (such capitalized term and, except as defined herein, all other capitalized terms used herein shall have the same meanings ascribed to them in the Agreement), and on the terms and conditions provided in the Agreement; and
     WHEREAS, the Buyer and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Buyer of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Buyer of the Purchased Assets, subject to the Assumed Liabilities and subject to the terms and conditions of the Agreement and excluding the Excluded Liabilities and any and all other liabilities not explicitly assumed pursuant to the Agreement; and
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Buyer and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject only to the Assumed Liabilities and subject to the terms and conditions of the Agreement and free and clear of the Excluded Liabilities and all other all liens, claims, restrictions, easements, rights of way, security agreements, rights of third parties, options or encumbrances.
     TO HAVE AND TO HOLD the Purchased Assets unto the Buyer, its successors and assigns, FOREVER.

     The Seller hereby constitutes and appoints the Buyer and its successors and assigns as its true and lawful attorneys in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the assets, properties, rights and business, and to do all acts and things in relation to the assets which the Buyer or its successors or assigns reasonably deem desirable.
     This Bill of Sale shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts.
     In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Agreement, the provision of the Agreement shall be deemed to be controlling.
     This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Buyer.
     If and to the extent requested to do so by Buyer, Seller and its agents shall fully cooperate with Buyer, and do any and all acts and execute and deliver any and all documents which may be necessary, to effectuate the transfer of assets contemplated herein.
[The rest of this page intentionally left blank]

     IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of the Seller on the date first above written.

OSCIENT PHARMACEUTICALS CORPORATION
By:
Name:
Title:

EXHIBIT 5.3(B)
ASSUMPTION AND ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT, entered into on August ___, 2009 by Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Seller”) and Cornerstone BioPharma, Inc., a Nevada corporation (the “Buyer”).
WITNESSETH
     WHEREAS, the Buyer and the Seller are parties to that certain Asset Purchase Agreement dated July 13, 2009 by and between Buyer and Seller, which Asset Purchase Agreement was approved and supplemented or modified by a Sale Order (i) Approving and Authorizing Sale of Certain of Debtor’s Assets Free and Clear of any and all Liens, Claims, Encumbrances and Other Interests; (ii) Approving the Assumption and Assignment of Certain Executory Contracts; and (iii) Granting Related Relief issued by the United States Bankruptcy Court, District of Massachusetts (Eastern Division) (the “Court”) on ___ ___, 2009 (the “Sale Order,” and as so approved and supplemented or modified by the Sale Order and hearings of the Court, the “Agreement”). Pursuant to the Agreement, the Seller agreed to sell, and the Buyer agreed to purchase, certain assets described therein as the Purchased Assets (such capitalized term and, except as defined herein, all other capitalized terms used herein shall have the same meanings ascribed to them in the Agreement).
     WHEREAS, pursuant to the Agreement, the Seller agreed to assign and the Buyer agreed to assume certain contracts of the Seller, including the Assigned Contract and the other Closing Date Assigned Contracts (as defined in the Sale Order) described in Exhibit A attached hereto.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:
     1. Effective from and after the Closing, the Seller hereby assigns to the Buyer, free and clear of all liens and encumbrances, the Assigned Contract and the other Closing Date Assigned Contracts.
     2. Effective from and after the Closing, the Buyer hereby assumes the Assigned Contract and the other Closing Date Assigned Contracts.
     3. This Assignment and Assumption Agreement shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts.
     4. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling.
     5. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

     6. If and to the extent reasonably requested to do so by Buyer, Seller and its agents shall fully cooperate with Buyer, and do any and all acts and execute and deliver any and all documents which may be necessary or convenient, to effectuate the transfer of assets contemplated herein.

     IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

OSCIENT PHARMACEUTICALS CORPORATION
By:
Name:
Title:

CORNERSTONE BIOPHARMA, INC.
By:
Name:
Title:

EXHIBIT A

Name	Parties	Date
License and Option Agreement	Oscient Pharmaceuticals Corp. (as successor in interest to Genesoft Pharmaceuticals, Inc.) and LG Life Sciences, Ltd.	October 22, 2002 (as amended)

SCHEDULE 1.1.1
Registered Trademarks
Seller owns no registered trademarks. Trademarks are licensed to Seller pursuant to the LG Life Sciences, Ltd. License.

SCHEDULE 1.1.6
Assigned Contract

				Estimated Cure
Counterparty	Notice Address	Date	Type	Amount
LG Life Sciences, Ltd.	LG Twin Tower 20 yoido-dong, Youngdugpo-gu Seoul, 150-721, Republic of Korea	10/22/2002, as amended on 11/21/2002, 12/6/2002, 10/16/2003, 3/31/2005, 2/3/2006, 2/3/2006, and 12/27/2006	License	$100,000.00
Additional Assigned Contracts

				Estimated Cure Amount
					Q2 Rebate	Q3 Rebate
Counterparty	Notice Address	Date	Type	Billed	Estimated	Estimated	Other	Total
Abt Bio-Pharma Solutions, Inc.	181 Spring Street Lexington, MA 02421	10/08/2008	Contract		n/a	n/a		$0.00
Allscripts, LLC	2401 Commerce Drive Libertyville, IL 60048	12/15/2006	Contract		n/a	n/a		$0.00
Expeditors International of Washington, Inc.	1015 Third Avenue, 12th Floor Seattle, WA 98102 Attn: Legal Department	10/30/2006	Contract		n/a	n/a		$0.00
G & S Research, Inc.	9229 Delegates Row, Suite 400 Indianapolis, IN 46240	8/1/2008	Contract		n/a	n/a		$0.00
Integrated Commercialization Solutions, Inc.	Integrated Commercialization Solutions, Inc. 4006 Beltline Road, Suite 100 Addison, Texas 75001 Attn: Vice President & General Manager with a copy to: AmerisourceBergen Corporation 1300 Morris Drive, Suite 100 Chesterbrook, PA 19087 Attn: General Counsel	6/24/2004, as amended on 8/21/2006, 5/1/2007, and 2/1/2008	Contract	$20,390.55	n/a	n/a	$28,283.67	$48,674.22

				Estimated Cure Amount
					Q2 Rebate	Q3 Rebate
Counterparty	Notice Address	Date	Type	Billed	Estimated	Estimated	Other	Total
International Health Management Associates, Inc.	2122 Palmer Drive Schaumburg, IL 61073	12/1/2008	Contract		n/a	n/a		$0.00
Menarini International Operation Luxembourg SA	Menarini International Operation Luxembourg SA 1, Avenue de La Gar, L-1611 Luxembourg GD Attn: Menaring Director with a copy to: A. Menarini Industrie Farmaceutiche Riunite SRL 3, Via Sette Santi 50131 Florence — Italy Attn: Legal Affairs	12/28/2006, as amended	Sublicense		n/a	n/a		$0.00
National Patient Services, Inc.	14362 N. Frank Lloyd Wright Blvd Scottsdale, AZ 85269 Attn: Rick Randall	1/27/2003	Contract		n/a	n/a		$0.00
PAREXEL International, LLC	200 West Street Waltham, MA 02451 Attn: General Counsel	1/27/2003	Contract		n/a	n/a		$262.00
Patheon Pharmaceuticals Inc.	Patheon Pharmaceuticals Inc. 2100 East Galbraith Raod Cincinnati, OH 45215 Attn: Director of Legal Services with a copy to: Patheon Inc. 7070 Mississauga Road, Suit 350 Mississauga, Ontario L5N 7J8 Attn: President, North America	1/20/2005	Contract	$89,122.25	n/a	n/a		$89,122.25

				Estimated Cure Amount
					Q2 Rebate	Q3 Rebate
Counterparty	Notice Address	Date	Type	Billed	Estimated	Estimated	Other	Total
Pfizer, S.A. de C.V.	Pfizer, S.A. de C.V. Paseo de los Tamarindos #40 Bosques de las Lomas Mexico Distrito Federal, 05120 Attn: Business Planning Director with a copy to: Pfizer, S.A. de C.V. Paseo de los Tamarindos #40 Bosques de las Lomas Mexico Distrito Federal, 05120 Attn: Legal Director	2/6/2006	Sublicense		n/a	n/a		$0.00
PharmaSight Research, LLC	1 Villa Drive, Suite 200 Ambler, PA 19002	7/29/2008	Contract		n/a	n/a		$0.00
State of Connecticut Department of Social Services	Connecticut Department of Social Services 25 Sigourney Street Hartford, CT 06106-5033 Attn: Evelyn Dudley	10/1/2008	Contract	$288.63	$152.97	$20.40	$0.00	$462.00
State of South Carolina Department of Health and Human Services	S.C. Department of Health and Human Services Attn: Pharmacy Services P.O. Box 8206 Columbia, SC 29202-8206	4/1/2006	Contract	$13.60	$7.21	$0.96	$0.00	$21.77
Triple i, Division of MediMedia, UDA, Inc.	350 Starke Road Carlstadt, NJ 07072	11/20/2006	Contract		n/a	n/a		$0.00

SCHEDULE 1.1.8
NDA
Factive — NDA (Oral) 21-158 submitted December 15, 1999, resubmitted October 4, 2002, approved April 4, 2003
NDA Supplements

Supplement		Submission
Number	Title	Date	Approval Date
001	Multi-Drug Resistant Streptococcus pneumoniae (MDRSP) Claim — Efficacy Supplement — PAS	03 June 2003	25 July 2003

002	Drug Resistance Labeling Change CBE	05 Feb 2004	28 July 2004

003	Quinolone Class Label Change — CBE	26 Mar 2004	07 Sep 2004

004	Add Patheon Pharmaceuticals as additional manufacturer — CBE 30	14 Apr 2005	14 Oct 2005

005	Label change to revise safety language regarding concomitant use of warfarin or its derivatives — CBE	12 Aug 2005,	26 Oct 2006

006 (ABS) and 007 (CAP)	Efficacy Supplement for 5-day treatment data for both CAP and ABS Indication	18 Nov 2005,	S007 approved 01 May 2007 S006 was not approved for 5-day ABS

008	Change in synthetic route for SB-326208 (QN09) CMC Supplement — CBE 30	22 Dec 2005	23 June 2006

009	Add Procos SpA as an additional manufacturer for SB-326207 (AM19) starting material — CBE 30	14 Sept 2006	13 Mar 2009

010	Add Cardinal Health as additional packager — CBE 30	18 Jan 2007	19 July 2007

011	Label Change regarding phototoxicity	25 June 2007	19 Dec 2008

012	Addition of Boxed Warning and Medication Guide and changes to the PI for Tendonitis and Tendon Rupture CBE	04 Aug 2008	03 Oct 2008

013	Factive Carton Final Printed Labeling	11 Nov 2008	29 Oct 2008

014	Proposed Risk Evaluation and Mitigation Strategy (REMS)	03 Nov 2008	27 Mar 2009

015	Removal of Heavy Metal Specification for Opadry — CBE 30	08 Dec 2008	05 June 2009

016	Restoration of in-process LOD specification — PAS	23 Mar 2009	Pending, user fee date 24 July 2009

INDs
Factive — IND (IV) 60-132 submitted April 6, 2000
Factive — IND (Oral) 53-908 submitted August 6, 1997
Foreign Regulatory Filings

Country/			Trade
Region	Action Date [a]	Launch Date	Name(s)	Comments
Canada	A — 09 March 2004	02 February 2006	Factive	• Held by Oscient Pharmaceuticals
• Indicated for AECB[b]
• sNDA submitted on 10 November 2006 for 5-day CAP; withdrawn without prejudice on 10 May 2007
• sNDA submitted 05 March 2007 for ABS; withdrawn without prejudice on 19 April 2007
• 19 February 2009: deactivation of DIN as no current marketing of Factive in Canada

Mexico	A — 28 July 2006	17 August 2006	Factive	• Held by Pfizer, S.A. de C.V.
• Indicated for CAP, AECB, ABS
• Approved for UTI in 09 December 2008

United Kingdom	V — 16 January 2007	N/A	N/A	• Application submitted 30 June 2000
• Non-approvable decision issued November 2002; appealed
• Application withdrawn on 16 January 2007

a	Abbreviations for action: A=authorized; V=voluntary marketing application withdrawal by company.

b	Abbreviations for indications: CAP=community acquired pneumonia; AECB=acute bacterial exacerbation of chronic bronchitis; ABS=acute bacterial sinusitis; UTI=uncomplicated urinary tract infection

SCHEDULE 3.8
Legal Proceedings; Orders
     On May 30, 2008, Seller received notice of a Paragraph IV certification from Orchid Healthcare, a Division of Orchid Chemicals & Pharmaceuticals Ltd. (“Orchid”), notifying Seller of the filing of an abbreviated new drug application (“ANDA”) with the FDA for a generic version of FACTIVE. Orchid’s notice sets forth allegations that eight of the nine FDA Orange Book listed patents are invalid and/or will not be infringed by Orchid’s manufacture, importation, use, or sale of the product for which the ANDA was submitted.